Exhibit 10.2

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of [MONTH DATE], [YEAR] (the “Effective Date”), is entered between TENCENT MUSIC ENTERTAINMENT GROUP, a company incorporated in the Cayman Islands (the “Company”) and [NAME] (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT, DUTIES AND RESPONSIBILITIES

Section 1.01. Employment. The Executive shall serve as the [TITLE] of the Company. The Executive hereby accepts such employment and agrees to devote substantially all of the Executive’s time and efforts to promoting the interests of the Company.

Section 1.02. Duties and Responsibilities. Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

Section 1.03. Base of Operation. The Executive’s principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Hong Kong, and at such other places as shall from time to time be reasonably necessary to fulfill the Executive’s obligations hereunder.

ARTICLE 2

TERM

Section 2.01. Term. (a) Subject to paragraph (c) of this Section 2.01 and other terms and conditions of this Agreement, the term of the employment under this Agreement shall commence on the Effective Date and shall be an indefinite term, unless terminated as mutually agreed or pursuant to the terms of the Agreement.

(b)    The Executive represents and warrants to the Company that neither the execution nor the delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound.

(c)    It is understood that an employment agreement has been entered into by and between one of the Company’s subsidiary or affiliated entity on one hand and the Executive on the other hand (the “Operative Employment Agreement”), and if the Operative Employment Agreement is terminated for any reasons pursuant to the terms therein, the employment between the Executive and the Company pursuant to this Agreement shall also be terminated unless mutually agreed by both parties.

ARTICLE 3

COMPENSATION AND EXPENSES

Section 3.01. Salary, Remuneration and Benefits. The Executive’s salary, remuneration and benefits shall be determined by the Company and shall be specified in the Operative Employment Agreement or otherwise specified in any other agreement between the Company or any of its subsidiaries and subsidiary or affiliated entity on one hand and the Executive on the other hand. Unless otherwise provided in such Operative Employment Agreement, the Executive’s salary and benefits are subject to annual review and adjustment by the Company. The Executive’s salary and benefits shall be reviewed by the board of directors and/or the management of the Company in accordance with the relevant policies adopted by the Company from time to time.

Section 3.02 Expenses. The Company will reimburse the Executive for reasonable documented business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the Term, subject, however, to the Company’s policies and guidelines relating to business-related expenses as in effect from time to time during the Term, provided that, the Executive shall provide to the Company with all appropriate receipts and vouchers.

Section 3.03. Employee Benefit Plans. The Executive shall be entitled to participate during the Term in the employee benefit plans, programs and arrangements of the Company as may be in effect from time to time, including, without limitation, any share incentive plan, comprehensive health insurance and retirement scheme, subject to the terms and provisions of such plan and the execution of the award agreement and other related agreements between the Company and the Executive as well as the terms and conditions as set forth in the Operative Employment Agreement.

Section 3.04 Payer of Compensation. Subject to the terms and conditions as set forth in the Operative Employment Agreement, all compensation, salary, benefits and remuneration in this Agreement may be paid by the Company or any of its subsidiaries or affiliated entities, as decided by the Company in its sole discretion.

ARTICLE 4

EXCLUSIVITY, NON-COMPETE AND NO SOLICITATION

Section 4.01. Exclusivity. The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees that the Executive will devote substantially all of the Executive’s working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The Executive agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement and the Operative Employment Agreement.

Section 4.02. Non-Compete and No Solicitation.

(a) Non-compete. The Executive shall not, directly or indirectly, be employed or self-employed in, or otherwise engage in (whether as a principal, partner, director, consultant, employee, shareholder, agent, advisor or otherwise), any business (including without limitation to online music, online entertainment, internet value-added services, telecommunication products, and software and hardware products) that is in direct or indirect competition, or would compete, with any businesses conducted by the Company or any of its subsidiaries or affiliated entities, during (a) unless otherwise consented to in writing by the Company, the Executive’s employment with the Company pursuant to this Agreement; and (b) the twenty-four (24) months’ period after his employment with the Company pursuant to this Agreement terminates for any reason.

(b) No Solicitation. During the Executive’s employment with the Company and for twenty-four (24) months after his employment with the Company pursuant to this Agreement terminates for any reason, the Executive will not, directly or indirectly, solicit or attempt to solicit (either in his own name or on behalf of any other party) any person, firm or company who is a customer, supplier, associate, employee or consultant of the Company or any of its subsidiaries and affiliated entities, to terminate its relationship with the Company or any such subsidiaries or affiliated entities of the Company.

ARTICLE 5

CONFIDENTIALITY AND INTELLECTUAL PROPERTY

Section 5.01. Confidentiality. Throughout the course of the Executive’s employment with the Company pursuant to this Agreement and at all times thereafter, the Executive shall keep in strict confidence and not to use all non-public information relating to the business, financial condition and other aspects of the Company, including but not limited to any proprietary and confidential technical, financial, marketing, distribution and commercial information and other commercial secrets, business know-how and financing plans of the Company and its subsidiaries and affiliated entities, and except as authorized by the Company or required under the applicable laws and regulations or pursuant to an order of a court or other governmental entities, may not disclose or provide to any person, firm, corporation or entity such non-public information, and may not use such non-public information for any purpose other than to fulfill his responsibilities in the best interest of the Company. The Executive shall also comply with the Company’s corporate policies and any other agreements on confidentiality that the Executive may enter into with the Company or any of its subsidiaries or affiliated entities. This provision and such other confidentiality policies and agreements are collectively referred to as the “Confidentiality Terms.” The Executive shall comply with the Confidentiality Terms throughout the course of the Executive’s employment with the Company pursuant to this Agreement and at all times thereafter.

Section 5.02. Transfer of Intellectual Property. The Executive hereby agrees to transfer to the Company and/or its subsidiaries and affiliated entities all intellectual property rights in the works created during his employment with the Company pursuant this Agreement or other intellectual property rights deemed to be occupational works in accordance with applicable laws and regulations (the “Occupational Works”). The “intellectual property rights” as referred to in this article means all current and future intellectual property rights, including but not limited to patent rights, trademarks or copyrights in any country, whether registered or not. The Executive agrees that, throughout the course of his employment with the Company pursuant to this Agreement and at all times thereafter, the Executive shall execute necessary documents and take necessary action to implement transfer of the Occupational Works to the Company or its affiliated entities. The Executive acknowledged that the Company shall, where permitted by applicable laws and regulations, hold all rights and interests in the Occupational Works, including any patent or copyrights. The Executive further agrees that, throughout the course of his employment with the Company pursuant to this Agreement and at all times thereafter, the Executive and his heirs, assignees and representatives will, upon the Company’s requests, assign exclusively to the Company or any of its subsidiaries and affiliated entities any right, title and interest in the Occupational Work and assist in the preparation and execution of all applications and instruments and carry out other tasks or procedures necessary in accordance with applicable laws and regulations for the Company to obtain and maintain the patent and other intellectual property right in any applicable jurisdictions and/or protecting the rights and interests of the Company and/or any of its subsidiaries and affiliated entities in the Occupational Works.

ARTICLE 6

TERMINATION

Section 6.01. Termination by Company. The Company shall have the right to terminate the Executive’s employment pursuant to the term of the Operative Employement Agreement.

Section 6.02. Termination by the Executive. The Executive shall have the right to terminate this Agreement pursuant to the term of the Operative Employement Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Benefit Assignment; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

Section 7.02. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, national overnight courier, or email. In the case of the Company, to the office or email account of the Head of Human Recourses; and in the case of the Executive, to the address or email account appearing on the employment records of the Company, from time to time. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

Section 7.03. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the employment of the Executive, other than the Operative Employment Agreement. For the avoidance of doubt, in case of any conflict between this Agreement and the Operative Employment Agreement as to the Executive’s compensation, the term of the Executive’s employment with the Company, and the Executive’s non-compete, confidentiality and non-solicitation obligations, the Operative Employment Agreement and the relevant undertakings contemplated therein shall prevail. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

Section 7.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 7.05. Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.06. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Hong Kong.

Section 7.07. Agreement To Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

Section 7.08. Dispute Resolution. Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted the non-exclusive jurisdiction of the courts of Hong Kong.

Section 7.09. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Section 7.10. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

Section 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 7.12. Corporate Authorization. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.

Section 7.13. Withholding. All payments to the Executive hereunder shall be subject to withholding to the extent required by applicable law.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

TENCENT MUSIC ENTERTAINMENT GROUP

By:
Name:
Title:

EXECUTIVE

Name:
Title: